SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  [XX]

Filed by a Party other than the Registrant    [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement         [  ] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[XX] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    TRION, INC.
                  (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[XX] No fee required.

[  ] Fee computed on table below per Exchange Act
     Rules 14a-6(i)(I) and 0-11.

     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how is was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:
<p>
                             Trion, Inc.

TRION, INC.        Notice of Annual Meeting

                   of Shareholders

                   and Proxy Statement

                   Tuesday, April 21, 1998

                   10:00 A.M. (Local Time)

                   Dennis A. Wicker Civic Center

                   1801 Nash Street

                   Sanford, North Carolina
                   _____________________________________

                   Table of Contents                                      Page

                   Notice of Annual Meeting of Shareholders. . . . . . . . . 2
                   Proxy Statement . . . . . . . . . . . . . . . . . . . . . 3
                   Shares Entitled to Vote . . . . . . . . . . . . . . . . . 3
                   Election of Directors . . . . . . . . . . . . . . . . . . 4
                   Security Ownership. . . . . . . . . . . . . . . . . . . . 7
                   Section 16(a) Beneficial Ownership Reporting Compliance . 8
                   Executive Compensation. . . . . . . . . . . . . . . . . . 8
                   Corporate Performance . . . . . . . . . . . . . . . . . .15
                   Service Agreement . . . . . . . . . . . . . . . . . . . .16
                   Shareholder Proposal. . . . . . . . . . . . . . . . . . .16
                   Independent Auditors. . . . . . . . . . . . . . . . . . .19
                   Shareholder Proposals for 1999 Annual Meeting . . . . . .19
                   Other Matters . . . . . . . . . . . . . . . . . . . . . .19
                        ______________________________________________
                                    1
<p>
                                    TRION, INC.
                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD APRIL 21, 1998

The Annual Meeting of Shareholders of Trion, Inc. will be held at the Dennis A. Wicker Civic Center, 1801 Nash Street, Sanford, North Carolina, on Tuesday, April 21, 1998, at 10:00 A.M. (local time), for the following purposes:

        (1) To elect three directors to serve for a term of three years.

        (2) To transact any and all other business which may properly come before the meeting or any adjournment or adjournments thereof including one shareholder proposal if properly presented.

A Proxy Statement containing information for shareholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended December 31, 1997 is enclosed herewith.

Shareholders who do not expect to attend the meeting and desire to have their stock voted at the meeting are requested to sign the enclosed Proxy and return the same in the enclosed envelope, which requires no postage if mailed in the United States.



                                          By Order of the Board of Directors,

March 13, 1998                                                C. J. Monsma
Sanford, North Carolina                                         Secretary
                                      2
<p>
                                     TRION, INC.
                                    P.O. Box 760
                         Sanford, North Carolina 27331-0760

                                  PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Trion, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 21, 1998, beginning at 10:00 A.M. (local time) (the "Annual Meeting"), at the Dennis A. Wicker Civic Center, 1801 Nash Street, Sanford, North Carolina, and at any and all adjournments thereof.

The only business which the Company intends to present, or knows that others will present, at the Annual Meeting is the business specified in the accompanying Notice of the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, such matters will be considered and acted upon and the persons named in the Proxies being solicited will vote such Proxies in accordance with their best judgment on such matters.

This Proxy Statement and the accompanying Notice and form of Proxy will be mailed to shareholders on or about March 13, 1998.

                      	SHARES ENTITLED TO VOTE

Shareholders of record at the close of business on March 2, 1998, will be entitled to vote at the Annual Meeting. As of March 2, 1998 there were outstanding 7,128,797 shares of the Company's common stock, par value $0.50 per share (the "Common Stock"). Shareholders are entitled to one vote per share of Common Stock and, in the election of directors, have cumulative voting rights; that is, each shareholder (or his proxies) is entitled to as many votes as his shares represent times the number of directors to be elected and may cast all such votes for a single nominee or distribute them among the nominees as he (or his proxies) sees fit. The persons named in the Proxies will allocate the cumulated votes represented by the Proxies in the manner they deem proper in their best judgment. A shareholder voting by signing and returning the Proxy may not specify a manner of allocation on the Proxy, but must be present at the Annual Meeting and vote by ballot or specify a manner of allocation in a proxy given to another person in order to have his votes allocated in a particular manner.

The Company has a confidential voting By-law which provides that, at the shareholder's election, an individual shareholder's votes on a proxy card will not be disclosed to the Company other than in specified situations. The Company's proxy cards will be collected and tabulated by the judge of election for the Annual Meeting, First Union National Bank. The tabulator will forward comments written on the proxy cards to the Company for management's information, but information about individual shareholders' votes who have checked the box on the proxy card to elect confidential voting will not be communicated to the Company's management except in specified situations.

In the election of directors, the three candidates who receive the highest number of votes actually cast will be elected. If your Proxy is specifically marked as withholding authority to vote for one or more of the director nominees listed on the Proxy, your shares will not be voted for the election of the nominee(s) as to whom you have withheld authority to vote, and will be voted for the election of the other
                                     3
<p>
listed nominee(s), if applicable. Such votes withheld will not have the effect of a "negative" vote with respect to the election of directors. Any other proposal coming before the Annual Meeting generally will be approved and authorized if it receives the affirmative vote of a majority of the votes actually cast by shareholders entitled to vote on the proposal. Therefore, abstentions, if any, from voting with respect to any such matter will not have the effect of a "negative" vote with respect to such matter. In accordance with Pennsylvania law, votes withheld from director nominees or abstentions with respect to any other matter will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Brokers, banks and other nominee holders of Common Stock will be requested to obtain voting instructions of beneficial owners of such Common Stock registered in the nominee holders' names. All shares represented by a duly completed Proxy submitted by a nominee holder on behalf of beneficial owners will be counted for purposes of determining whether a quorum exists at the Annual Meeting, whether or not such shares are actually voted by the nominee holder with respect to all matters presented at the Annual Meeting. Such shares will be voted to the extent instructed by the nominee holder, and if such nominee holder fails to vote a beneficial owner's shares for a particular matter, such shares will not have the effect of a "negative" vote with respect to such matter.

                          ELECTION OF DIRECTORS

The By-laws of the Company provide that directors are to be elected in three classes. At the Annual Meeting in each year, the shareholders elect for a term of three years a successor or successors to the director or directors whose term or terms expire in such year. At the Annual Meeting, the shareholders will elect a class of three directors for a term expiring in 2001.

It is intended that the Proxies will be voted for the election of the nominees listed below. Hugh E. Carr, Joseph W. Deering and Seddon Goode, Jr. are currently serving as directors in the class to be elected at the Annual
Meeting.   If a nominee is unable to serve for any reason not presently known, a substitute will be nominated by the Board of Directors and the Proxies will be voted for such substitute.

The following table lists information concerning the nominees for election as directors and the continuing directors of the Company, including the number of shares of Common Stock beneficially owned, directly or indirectly, by each as of March 2, 1998. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares, and hold less than 1% of the class.

          	                                    Shares of
     Name and                    Director      Common Stock        Percent of
Principal Occupation(1)     Age   Since     Beneficially Owned(2)  Class(2)(3)

(a)  Nominees for director for terms to expire in 2001:

Hugh E. Carr (*)(**)        65     1968	        466,000              6.28%
 Former Chairman and
 Chief Executive Officer,
 Trion, Inc.
 Sanford, NC  (4)
                                      4
<p>

          	                                    Shares of
     Name and                    Director      Common Stock        Percent of
Principal Occupation(1)     Age   Since     Beneficially Owned(2)  Class(2)(3)

Joseph W. Deering (***)     57     1995             7,601                --
 Chairman, Trion, Inc. and
 President, PMI
 Food Equipment Group
 (a division of Premark
 International, Inc.),
 manufacturer of commercial
 food service products,
 Troy, OH

Seddon Goode, Jr. (**)(***) 66     1979            83,075              1.12%
 President, University
 Research Park, a 501(c)(6)
 corporation - real estate
 developers,
 Charlotte, NC (5)

(b)  Continuing directors whose terms expire in 1999:

James E. Heins (***)        67     1981            13,833                --
 Independent consultant-
 communications,
 Pinehurst, NC  (6)

F. Trent Hill, Jr. (*)      45     1996            11,263                --
 Chief Financial Officer,
 Sonoco Products Company,
 manufacturer of packaging
 products,
 Hartsville, SC  (7)

Steven L. Schneider (**)    54     1993          220,290(9)             2.97%
 President and Chief
 Executive Officer,
 Trion, Inc.,
 Sanford, NC  (8)

                                                Shares of
     Name and                    Director      Common Stock        Percent of
Principal Occupation(1)     Age   Since     Beneficially Owned(2)  Class(2)(3)

(c)  Continuing directors whose terms expire in 2000:

Grant R. Meyers (*)         55     1976          271,913	             3.66%
 Partner, Target Sales
 manufacturers' repre-
 sentative organization,
 Davie, FL  (10)

Samuel J. Wornom III(*)(**) 55     1982           91,276(11)             1.23%
 President, Nouveau
 Properties, Inc.,
 Sanford, NC (12)
                                      5
<p>
(*)   Member of audit committee
(**)  Member of nominating committee
(***) Member of compensation committee

(1) There are no family relationships between any executive officers, directors or persons nominated to become a director, except that Messrs. Meyers and Carr are brothers-in-law. Except as otherwise indicated, each director and nominee has held the principal occupation listed for five years or more.

(2) These figures include shares owned by the immediate families (i.e., wives, minor children and relatives sharing the same home) of the respective persons. Shares of Common Stock also include any shares which each person has the right to acquire upon exercise of options which are exercisable within sixty days of March 2, 1998.

(3) With respect to holdings of Common Stock, these percentages assume the exercise of options exercisable within sixty days of March 2, 1998 owned by the respective persons, but no other exercise, for each calculation.

(4) Mr. Carr is a director of the Sanford branch of Wachovia Bank of North Carolina. Wachovia is the Company's principal banking affiliation. The amount of shares of Common Stock beneficially owned by Mr. Carr includes 271,737 shares of Common Stock owned of record and beneficially by his spouse, as to which she has sole voting and investment power and as to which he disclaims beneficial ownership.

(5)  Mr. Goode is a director of Riscorp, Inc.

(6)  Mr. Heins is a director of BB&T Financial Corporation.

(7) Prior to assuming his current position in 1995, Mr. Hill was Vice President-Finance in 1994 and Vice President-Industrial Products Division, N.A. from 1990 through 1994 for Sonoco Products Company.

(8) Prior to joining the Company in May 1993, Mr. Schneider served as Group President of Tomkins Industries, Inc., a diversified manufacturing company and a subsidiary of Tomkins PLC.

(9) Includes 103,421 shares which Mr. Schneider has the right to acquire within sixty days of March 2, 1998 upon the exercise of stock options. Also includes 14,869 shares of Common Stock owned by the Trion Charitable Foundation with respect to which Mr. Schneider shares the voting and investment power as one of three co-trustees, but as to which he has no economic interest.

(10) Mr. Meyers is also President of Scuba Marine Products, a manufacturer and distributor of scuba diving and marine supplies and Vice President of Island Trader Inc., a retail store in Key Largo, FL.

(11) Includes 35,000 shares which Mr. Wornom has the right to acquire upon the exercise of stock options.

(12) As of June 1997, Mr. Wornom is also a director of Capital Bank.
                                      6
<p>
The Company has standing audit, compensation and nominating committees.
During 1997 the Board of Directors met five times; the audit committee met twice; the compensation committee met twice; and the nominating committee did not meet. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he served. The functions of the audit committee consist primarily of selecting the Company's independent auditors and reviewing their independence; approving the scope of annual or special audit activities and reviewing audit results; monitoring financial reporting and accounting practices; and reviewing the adequacy of the Company's system of internal accounting controls. The functions of the compensation committee are to make recommendations to the Board on all matters of policy and procedures relating to compensation of executive management; to conduct an annual review of the performance of the Company's executives and make recommendations to the Board regarding the level and form of compensation to be awarded each executive, including the granting of stock options; and to make reports and recommend actions to the Board concerning compensation plans, including an annual Management Incentive Plan. The functions of the nominating committee consist of making recommendations to the Board concerning its size, the composition of its classes and candidates for election as directors, including consideration of individuals recommended by shareholders for election as a director. Any such recommendations, together with the individual's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company for presentation to the nominating committee.

Under current arrangements, the Chairman of the Board is paid an annual retainer of 3,000 shares of Common Stock and all other non-employee directors are paid an annual retainer of 1,500 shares of Common Stock. In addition, all non-employee directors receive a fee of $600 for participation in each meeting of the Board of Directors and each committee meeting. Each director has $50,000 in life insurance coverage and $200,000 in travel and accident coverage through the Company's group plans. Mr. Carr did not receive the annual retainer for 1997 and during the period from January 1, 1997 through September 30, 1997 he did not receive the meeting fees but did receive compensation in his capacity as a consultant as described under "Service Agreement."

                              SECURITY OWNERSHIP

Information concerning beneficial ownership of Common Stock by individual directors and nominees, including S. L. Schneider, who is also named in the Summary Compensation Table below, is set forth under "Election of Directors." The following table sets forth the number of shares of Common Stock beneficially owned by the other executive officers named in the Summary Compensation Table and by the directors, nominees and executive officers of the Company as a group (thirteen persons) on March 2, 1998:


        Name             Shares Beneficially Owned (1)    Percent of Class (1)
----------------------   -----------------------------    -------------------
B. H. Boender                      28,653                        --
C. J. Monsma                       22,820                        --
C. A. Haynes                       12,123                        --
H. A. Rose                          4,513                        --
Directors and executive         1,264,678                      17.03%
  officers as a group
-------------------------
                                      7
<p>
(1) Includes shares which were deemed outstanding because the individuals had the right to acquire them upon exercise of options which are exercisable within sixty days of March 2, 1998 as follows: Mr. Boender, 18,653; Mr. Monsma, 21,820; Mr. Haynes, 11,308; Mr. Rose, 4,513; and the group, 207,908.

The only person known to the Company to be the beneficial owner of more than 5% of the Common Stock on March 2, 1998 is Hugh E. Carr, whose address is 318 Court Square, Suite A, Sanford, North Carolina 27330-5658. Information as to Mr. Carr's beneficial ownership is set forth above under "Election of Directors."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company's directors and executive officers to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities and to provide copies of such reports to the Company. To the Company's knowledge insiders of the Company complied with all such filing requirements for 1997.

                            	EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation during 1997 of the President and Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus exceeded $100,000 in 1997:

                                    SUMMARY COMPENSATION TABLE
                                                               Long Term Compensation
                                                        -----------------------------------
                                Annual Compensation            Awards              Payouts
                            --------------------------- ----------------------    ---------
(a)                   (b)      (c)     (d)      (e)         (f)          (g)         (h)          (i)
                                               Other     Restricted  Securities                   All
Name and                                       Annual      Stock     Underlying     LTIP         Other
Principal            Year    Salary   Bonus Compensation  Awards(s)    Options     Payouts    Compensation
Position                       ($)     ($)      ($)         ($)          (#)         ($)         ($)(1)

S. L. Schneider       1997  205,500 119,796     N/A          N/A        7,080        N/A        18,461
President and Chief   1996  197,600  27,960     N/A          N/A        9,912        N/A        16,195
Executive Officer(2)  1995  190,000  45,410     N/A          N/A        9,248        N/A         1,879

B. H. Boender         1997  106,250  60,818     N/A          N/A        3,540        N/A        10,121
Vice President/Sales  1996  102,360  18,044     N/A          N/A        5,280        N/A         8,896
Marketing             1995   98,800  26,592     N/A          N/A        4,925        N/A         1,508

C. J. Monsma          1997  108,576  44,460     N/A          N/A        3,540        N/A        10,028
Vice President and    1996  104,200  13,806     N/A          N/A        5,008        N/A         9,065
Chief Financial       1995   99,996  18,946     N/A          N/A        2,302        N/A           312
Officer

C. A. Haynes          1997   98,282  34,474     N/A          N/A        3,540        N/A         7,691
Vice President        1996   94,050  12,609     N/A          N/A        4,511        N/A         8,186
Engineering           1995   90,000  17,145     N/A          N/A        2,121        N/A           281

H. A. Rose            1997  103,800  46,710     N/A          N/A        3,540        N/A           N/A (5)
Vice President/Sales  1996   95,833  11,553     N/A          N/A        5,000(4)     N/A           N/A (6)
Marketing(3)

_____________
                                     8
<p>

(1) Represents the Company's contribution to the applicable 401(k) retirement plans for the accounts of the named executive officers and, in 1997 and 1996, amounts credited under the Non-Qualified Retirement and Savings Plan which provides for an annual accrual equal to 7% of an eligible executives base salary plus interest thereon. The amounts credited in 1997 and 1996, respectively, under the Non-Qualified Retirement and Savings Plan were as follows: Mr. Schneider - $16,086 and $14,275; Mr. Boender - $8,538 and $7,395; Mr. Monsma - $8,498 and $7,528; and Mr. Haynes - $7,691 and $6,798.

(2) Mr. Schneider is employed pursuant to an employment agreement described under the caption "Compensation Agreements."

(3)  Mr. Rose joined the Company on January 15, 1996.

(4) Mr. Rose was granted incentive stock options to purchase 5,000 shares of Common Stock under the 1995 Option Plan in connection with his employment.
The exercise price per share of such options is $4.875. The options become exercisable ratably over three years from the first anniversary of the date of grant.

(5) Mr. Rose did not participate in the 401(k) retirement plan in 1997 and is not a participant in the Non-Qualified Retirement and Savings Plan.

(6) Mr. Rose was not eligible to participate in the 401(k) retirement plan in 1996 and is not a participant in the Non-Qualified Retirement and Savings Plan.

The following table sets forth information concerning stock option grants during 1997 to the executive officers named in the Summary Compensation Table:

                               OPTION GRANTS IN 1997
                                                               Potential Realizable
                                                             Value at Assumed Annual
                                                               Rates of Stock Price
                                                                 Appreciation for
                     Individual Grants (1)                          Option Term
-------------------------------------------------------------  --------------------
      (a)            (b)         (c)         (d)      (e)         (f)      (g)

                  Number of    % of Total
                 Securities     Options
                 Underlying    Granted to  Exercise
                   Options     Employees    or Base
                   Granted     in Fiscal     Price  Expiration
     Name            (#)         Year       ($/Sh)     Date     5% ($)  10% ($)
     ----        ----------    ---------   -------  ----------  ------  -------
S.  L. Schneider     7,080       17.50       5.2500   2/11/02    10,269  22,693
B. H. Boender       3,540        8.75       5.2500   2/11/02     5,135  11,346
C. J. Monsma        3,540        8.75       5.2500   2/11/02     5,135  11,346
C. A. Haynes        3,540        8.75       5.2500   2/11/02     5,135  11,346
H. A. Rose          3,540        8.75       5.2500   2/11/02     5,135  11,346

_____________
(1)	All stock options reflected in the table were granted under the 1995
Option Plan and are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986. The options become exercisable ratably over three years from the first anniversary of the date of grant.
                                      9
<p>
The following table sets forth information concerning the options exercised during 1997 and the unexercised options held at December 31, 1997 by the executive officers named in the Summary Compensation Table:

     AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR END OPTION VALUES
                                      Number of Securities       Value of Unexercised
                  Shares             Underlying Unexercised          In-the-Money
                 Acquired   Value      Options at Fiscal           Options at Fiscal
                    on     Realized       Year-End (#)              Year-End ($)(1)
 Name           Exercise #    $     Exercisable Unexercisable Exercisable Unexercisable
 ----           ---------- -------- ----------- ------------- ----------- -------------

S. L. Schneider         -        -       94,674        16,771     141,010           193
B. H. Boender           -        -       14,071         8,702       2,080           103
C. J. Monsma            -        -       18,203         7,647          96            48
C. A. Haynes            -        -        7,917         7,255          88            44
H. A. Rose              -        -        1,666         6,874          -             -

_____________________

(1) Represents the difference between the exercise price of the options and the closing sales price of the Common Stock as reported on the NASDAQ National Market System on December 31, 1997 of $4.875 per share.

Pension Benefits

The Company maintains a noncontributory defined benefit retirement plan (the "Plan") for all domestic employees of the parent Company, Trion, Inc., who have completed one year of service with the Company and have reached the age of 21.

Historically, benefits under the Plan were calculated for each participant on two separate bases. With respect to any years of service prior to January 1, 1982, benefits were based on the participant's average monthly earnings during the period from January 1, 1977 to December 31, 1981. With respect to years of service beginning January 1, 1982, through December 31, 1995, benefits for each participant were determined based on the individual's actual earnings, and the annual amounts as calculated were aggregated. Beginning January 1, 1996, the Company amended the Plan to a cash balance basis.

Under the terms of the conversion to a cash balance pension plan, benefits are based on hypothetical account balances. The benefit accrued by each participant prior to January 1, 1996 was converted into an actuarially equivalent cash balance amount. For 1996 and 1997, each participant will accrue an additional benefit equal to 2.75% of eligible compensation and interest will be credited on the hypothetical accounts at a rate fixed by the Board of Directors. The rate for 1996 and 1997 was 6.5%. Eligible compensation for purposes of the Plan includes salary and bonus, as referenced in the Summary Compensation Table, subject to maximum annual compensation of $150,000 which is indexed for inflation. For 1997, the maximum annual pension payable under the Plan was $125,000.

The normal form of benefit payment as calculated is a straight life annuity with joint and survivor options available. With the conversion to a cash balance pension plan, lump sum distributions are also permitted.
                                     10
<p>
The estimated annual benefit payable under the Plan at the normal retirement age of 65 to the named executive officers is: Mr. Schneider - $8,631; Mr. Boender - $5,505; Mr. Monsma - $3,595; Mr. Haynes - $2,995; and Mr. Rose - $2,050.

On October 24, 1997, the Board of Directors approved a plan to freeze the Plan effective December 31, 1997 and terminate the Plan, upon approval from the Internal Revenue Service, no later than December 31, 1998. Upon termination, all participants will become fully vested and will have the option to receive a lump sum payment, an annuity or rollover of their accumulated benefit balance. Currently, the Plan is overfunded and it is the intention of the Company to distribute all excess assets to Plan participants.

Compensation Agreements

On March 31, 1993 the Company and Steven L. Schneider entered into an employment agreement which was subsequently amended and restated on July 28, 1995 (the "Agreement") providing for his employment as President and Chief Executive Officer for a three-year term commencing on May 24, 1993 (the "Commencement Date"). The Agreement will be automatically extended for an additional year on each anniversary date unless either party gives written notice of termination at least 90 days prior to an anniversary date. The Agreement provides for a base salary of $190,000 per year, subject to review and adjustment by the Board of Directors or the Compensation Committee. The initial Agreement also provided for the grant of options to purchase an aggregate of 175,000 shares of the Common Stock described in more detail below. In the event of Mr. Schneider's death, disability or resignation or discharge by the Company other than a termination without cause (as described below), the Company will pay him all accrued obligations including his base salary through the date of termination, the amount of any accrued bonus and incentive, deferred or other cash compensation, and all accrued benefits under the Company's retirement, incentive and other benefit plans. In the event of a termination without cause, he is entitled to receive the product of two times the highest base salary during the term of the Agreement; a pro rata incentive bonus equal to the full target award for the then current fiscal year; all accrued benefits under the Company's retirement and other benefit plans; and, for a period of two years, the Company shall arrange to provide insurance coverage generally provided for other Company executives or until such time as Mr. Schneider is provided with substantially equivalent benefits by another employer. For this purpose, a termination without cause includes a discharge by the Company without cause or a resignation by Mr. Schneider within one year after a substantial reduction of Mr. Schneider's compensation or duties, the giving of notice by the Company that it elects not to extend the Agreement or a failure by the Company to cause a successor to assume the Company's obligations under the Agreement. The Agreement provides that the Company will indemnify Mr. Schneider to the fullest extent permitted by law against claims relating to his service as a director, officer or employee of the Company or any other enterprise for which he acts in such capacity at the Company's request. Mr. Schneider has agreed that while employed by the Company and for a period of two years following his resignation or discharge for cause he will not directly or indirectly work for or participate in the activities of any firm engaged in the manufacture or sale of products competing with the Company.

On March 31, 1993 the Company and Mr. Schneider entered into a Stock Option Agreement pursuant to which the Company granted to Mr. Schneider nonstatutory stock options to purchase an aggregate of 175,000 shares of the Common Stock; 100,000 shares effective as of the Commencement Date at an exercise price of $2.50 per share (the "1993
                                     11
<p>
Options") and 75,000 shares effective as of May 24, 1994 at an exercise price of $3.00 per share (the "1994 Options"). The fair market value of the Common Stock at the time of grant of the options was $3.75 per share. The 1993 Options are exercisable in increments of 25,000 shares on each of the first through the fourth anniversaries of the Commencement Date. The 1994 Options are exercisable in increments of 25,000 shares on each of the second through the fourth anniversaries of the Commencement Date.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors concerning compensation plans for the Company generally and the specific forms and levels of compensation for executive officers of the Company. The Compensation Committee, which is comprised of three members, each of whom is a non-employee director, makes the following report on executive compensation:

Compensation Philosophy

The executive compensation policies established by the Board of Directors are intended to provide compensation to the Company's executive officers at competitive levels in order to attract and retain qualified executive officers, to reward executive officers based on the Company's annual and long-term performance, and to thereby enhance shareholder value. The Compensation Committee views stock-based awards as an important means of linking compensation to corporate performance and providing executive officers with an added incentive to enhance shareholder value.

The Company will not be affected for the 1997 tax year by the limitation on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, and it is not presently anticipated that
Section 162(m) will affect the Company's compensation deductions in future years. The Compensation Committee intends to review this issue periodically.

Elements of Executive Compensation

Compensation of the Company's executive officers currently consists of the following elements: base salary, cash payments under the Trion, Inc. Management Incentive Plan as adopted for a particular year (the "Management Incentive Plan"), and stock option awards, including awards under the 1995 Option Plan.

Base Salary. As to all executive officers other than the Chief Executive Officer, the Compensation Committee establishes base salaries primarily on the basis of the Chief Executive Officer's recommendations. The Chief Executive Officer's approach to determining recommended base salary for a new executive officer includes consideration of responsibilities of the position, the candidate's experience, skills and expertise, prior accomplishments, current compensation, competitive salary data including various national reports and surveys and cost of living comparisons of new location versus old location.
In order to ensure that a new officer's base salary bears a reasonable relation to the base salaries paid to others, the compensation levels of existing executive officers are also considered. The primary factors influencing the Chief Executive Officer's annual recommended changes in base salaries for existing executive officers are his personal evaluation of individual performances for the prior year including attainment of personal objectives and goals, attainment of Company performance goals, the Company's salary structure, competitive salary data including
                                     12
<p>
various national reports and surveys and the prior year's national percentage increase in the cost of living.

Management Incentive Plan. Each year a Management Incentive Plan is adopted by the Board of Directors to provide executive officers and key management employees with cash compensation commensurate with the level of attainment of certain performance goals. Target amounts payable under the Management Incentive Plan to individual executives are determined at the discretion of the Board of Directors and amounts earned, if any, are paid annually early in the succeeding year. Target incentive amounts are earned if certain pre-established Company and individual performance goals are achieved. The structure and elements of each year's Management Incentive Plan historically have been similar from year to year. Company goals under the Management Incentive Plan for 1997 were comprised of targeted amounts of net sales (40%) and operating income (60%). Individual performance goals are established by the executive officer to whom the individual reports, after consultation with the individual.

The target amounts which may be earned by individual executive officers if performance goals are achieved are set at a specified percentage of base salary. The target percentages for 1997 for executive officers other than the Chief Executive Officer ranged from 35% to 50% of base salary and were set by the Board of Directors based on the Chief Executive Officer's recommendations. The target percentage for the Chief Executive Officer was set at 50% for 1997 by the Board of Directors.

Incentive compensation can be earned at levels below and above the targeted percentages of base salary, with the minimum and maximum amounts for 1997 being 0% and 150% of each individual's target percentage. Threshold and maximum Company performance criteria are established in addition to the target performance criteria, and actual percentages of base salary earned are determined by proration based on the level of achievement within the range between the threshold and maximum performance criteria. No payments are made if the threshold criteria are not met.

Options. The grant of stock options is intended to provide long-term performance-based compensation to executive officers of the Company. Options also are intended to provide executive officers with an additional incentive to increase and promote shareholder value.

The Chief Executive Officer recommended, and the Compensation Committee approved, incentive stock option grants in 1997. Grants were based on a pool of shares determined by the number of participants, with established minimum and maximum numbers of shares if certain performance goals were attained. The specific number of shares granted to individuals was provided in the recommendation. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant.

The Board of Directors has generally granted incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and all options granted in 1997 were incentive stock options. The Compensation Committee also from time to time recommends that the Board of Directors award, in its discretion, non-statutory stock options to executive officers, particularly where a one-time grant involving a significant number of shares is considered appropriate in connection with the recruitment of a new executive to the Company, such as the options granted to the Company's Chief Executive Officer in 1993 as described under the caption "Compensation Agreements."
                                     13
<p>
Compensation of Chief Executive Officer

Mr. Schneider's Employment Agreement as currently in effect and related Stock Option Agreement are described under the caption "Compensation Agreements."

As is the case for each of the Company's executive officers, Mr. Schneider's compensation currently includes three primary components: base salary, cash payments under the Management Incentive Plan and stock option awards. Mr. Schneider's base salary was increased effective January 1, 1998, reflecting the Company's and Mr. Schneider's performances during 1997. His target bonus under the 1997 Management Incentive Plan was 50% of base salary, to be based 80% on Company performance and 20% on his individual performance goals. Targeted Company performance goals established for 1997 at the end of 1996 were weighted 40% to net sales and 60% to operating income. 123% of the Company's weighted performance goals and 92% of his individual performance goals were achieved, resulting in Mr. Schneider being awarded 58.3% of base salary as incentive compensation under the 1997 Management Incentive Plan. The grant to Mr. Schneider in February 1997 of options to purchase 7,080 shares of Common Stock at an exercise price of $5.25 per share was determined pursuant to the process described above under "Elements of Executive Compensation - Options".

                                                 Joseph W. Deering, Chairman
                                                 Seddon Goode, Jr.
                                                 James E. Heins
                                     14
<p>
                             CORPORATE PERFORMANCE

The following table represents a performance comparison of cumulative total returns on the Company's Common Stock compared to the NASDAQ Market (U.S. companies) and to NASDAQ Non-Financial Stocks for the period of five years ended December 31, 1997.

The Company has chosen the latter index because it cannot reasonably identify a peer group or specific industry index for comparison purposes.
Most of the Company's competitors are minor components of large enterprises or are privately held.

"  Date  "  " Company"  " Market" " Market" "   Peer" "Peer "
"        "  " Index  "  " Index " " Count " "  Index" "Count"
"12/31/92",   100.000,   100.000,    3930,   100.000,   3232
"01/29/93",   104.000,   102.847,    3918,   102.687,   3224
"02/26/93",    90.000,    99.010,    3949,    97.549,   3256
"03/31/93",   116.000,   101.876,    3973,   100.184,   3289
"04/30/93",   124.000,    97.528,    4007,    96.043,   3316
"05/28/93",   124.000,   103.354,    4035,   103.812,   3340
"06/30/93",   136.000,   103.832,    4071,   103.920,   3371
"07/30/93",   160.000,   103.954,    4103,   103.039,   3401
"08/31/93",   156.000,   109.327,    4138,   109.075,   3439
"09/30/93",   144.000,   112.583,    4173,   112.039,   3474
"10/29/93",   164.000,   115.114,    4220,   115.546,   3505
"11/30/93",   164.000,   111.682,    4303,   112.153,   3581
"12/31/93",   160.000,   114.796,    4375,   115.458,   3646
"01/31/94",   200.000,   118.281,    4399,   119.329,   3664
"02/28/94",   176.000,   117.177,    4438,   118.095,   3708
"03/31/94",   204.000,   109.971,    4490,   109.918,   3759
"04/29/94",   188.000,   108.544,    4519,   107.393,   3781
"05/31/94",   188.000,   108.809,    4561,   106.564,   3819
"06/30/94",   184.000,   104.830,    4575,   101.359,   3833
"07/29/94",   164.000,   106.980,    4593,   104.021,   3848
"08/31/94",   176.000,   113.800,    4611,   111.114,   3860
"09/30/94",   176.000,   113.509,    4614,   111.412,   3864
"10/31/94",   184.000,   115.740,    4636,   114.657,   3875
"11/30/94",   172.000,   111.900,    4652,   110.908,   3896
"12/30/94",   148.000,   112.214,    4657,   111.021,   3905
"01/31/95",   160.000,   112.843,    4647,   110.629,   3910
"02/28/95",   200.696,   118.811,    4649,   116.331,   3916
"03/31/95",   194.675,   122.334,    4643,   120.445,   3917
"04/28/95",   188.654,   126.186,    4654,   124.767,   3922
"05/31/95",   193.324,   129.442,    4653,   127.627,   3929
"06/30/95",   189.296,   139.932,    4670,   139.273,   3950
"07/31/95",   177.213,   150.218,    4689,   149.898,   3963
"08/31/95",   202.023,   153.262,    4712,   151.865,   3976
"09/29/95",   202.023,   156.787,    4708,   155.282,   3977
"10/31/95",   185.861,   155.888,    4746,   153.701,   4013
"11/30/95",   166.339,   159.549,    4778,   156.587,   4043
"12/29/95",   166.339,   158.699,    4818,   154.727,   4094
"01/31/96",   170.396,   159.482,    4808,   155.842,   4099
"02/29/96",   191.303,   165.552,    4838,   162.755,   4135
"03/29/96",   219.795,   166.101,    4877,   162.519,   4182
"04/30/96",   227.936,   179.882,    4922,   178.272,   4227
"05/31/96",   277.524,   188.141,    4980,   187.215,   4277
"06/28/96",   208.143,   179.660,    5033,   176.837,   4333
"07/31/96",   195.899,   163.658,    5065,   158.892,   4362
"08/30/96",   184.308,   172.828,    5089,   167.790,   4389
"09/30/96",   184.308,   186.048,    5095,   181.302,   4407
"10/31/96",   163.830,   183.993,    5137,   178.006,   4454
"11/29/96",   148.102,   195.367,    5178,   188.718,   4499
"12/31/96",   135.760,   195.192,    5175,   188.024,   4509
"01/31/97",   197.469,   209.064,    5160,   202.570,   4499
"02/28/97",   169.314,   197.505,    5169,   188.334,   4516
"03/31/97",   169.314,   184.612,    5168,   175.365,   4529
"04/30/97",   140.407,   190.384,    5153,   181.198,   4510
"05/30/97",   153.439,   211.969,    5146,   203.139,   4510
"06/30/97",   153.439,   218.452,    5130,   207.847,   4502
"07/31/97",   136.851,   241.510,    5125,   230.755,   4503
"08/29/97",   147.911,   241.142,    5114,   230.425,   4510
"09/30/97",   168.744,   255.404,    5104,   243.499,   4500
"10/31/97",   166.661,   242.129,    5112,   228.746,   4514
"11/28/97",   138.106,   243.326,    5128,   228.377,   4536
"12/31/97",   163.217,   239.527,    5076,   220.645,   4496
                                     15
<p>
                      	SERVICE AGREEMENT

On July 30, 1992, Hugh E. Carr, a director of the Company, resigned his position as Chairman and Chief Executive Officer of the Company. In an agreement dated October 30, 1992 between the Company and Mr. Carr, Mr. Carr agreed to remain available to render consulting services to the Company through September 30, 1997. It was also agreed that during this period Mr. Carr would not have any financial interest in or make his services available to any person or entity engaged in any business activity competing with the Company. The Company agreed to compensate Mr. Carr in the amount of $12,500 per month and that he will be entitled to participate in all employee benefit plans in which he previously participated, including the 1985 Option Plan. The agreement also provided, among other things, for the regrant of a stock option held by Mr. Carr and scheduled to expire December 10, 1992 covering 30,000 shares of Common Stock, with the exercise price to be set at market value on the date of regrant ($3.75 per share).

Upon retirement on October 1, 1997, Mr. Carr was entitled to receive a monthly pension supplement from the Company until his death sufficient to bring his gross annual retirement benefits to $81,000 inclusive of the amount of primary benefit to which Mr. Carr is entitled under the federal social security laws then in effect and his gross retirement benefit under the Company's pension plan. The annual amount of the supplement is $8,400.

                        SHAREHOLDER PROPOSAL

     A shareholder proponent has notified the Company of the intention to present the following proposal at the Annual Meeting. The name, address and shareholdings of the proponent will be furnished by the Company promptly upon receipt of any oral or written request therefor. The Board of Directors and the Company accept no responsibility for the proposal and supporting statement set forth below.

Proposal

     BE IT RESOLVED: that the Amended and Restated By-Laws of Trion, Inc. as amended through 19 April 1994 be additionally amended to provide that Article III DIRECTORS Section 3.2. Number, Election, Term of Office which now reads:

The number of directors which shall constitute the whole Board of Directors shall not be less than three or more than fifteen members as determined from time to time by the Board of Directors. The directors shall be classified in respect to the time for which they shall severally hold office by division into three classes, and the term of office on one class shall expire at the annual meeting of shareholders in each year. The number of members of each class shall be determined from time to time by the Board of Directors; provided that the membership of all classes shall be nearly equal in number as possible. If, at any meeting of shareholders due to vacancy or vacancies, or otherwise, directors of more than one such class are to be elected, each class of directors to be elected at the meeting shall be elected in a separate election. At each annual meeting each of the successors to the director or directors of the class whose terms shall expire in that year shall be elected for a term of three years and shall serve until his successor shall have been duly elected and qualified or until his death, resignation or removal. Directors need not be shareholders of the Corporation.
                                     16
<p>
shall read:

The number of directors which shall constitute the whole Board of Directors shall be not less than three nor more than eleven members as determined from time to time by the Board of Directors. Each director shall serve for one (1) year and the term of office shall expire at the annual meeting of the shareholders each year. Nominees need not be shareholders of the Corporation at the time of their initial nomination for election to the Board of Directors.

Section 3.3. Vacancies which now reads:

 .and each person so elected shall hold office until the next selection of the class for which such director has been chosen,

shall read:

 .and each person so elected shall hold office until the next annual meeting of shareholders.

Supporting Statement

We believe it is time for Trion Shareholders to assert their rights and call for annual election of our company's directors.

The reason often stated by proponents of a classified or staggered board of directors (Trion's) is to provide continuity. With two thirds of the directors guaranteed to retain their seats in any given year, the argument goes, it is easier to plan and implement long range strategies.

However, because it is impossible to change a majority of the directors in a single year, it is difficult for shareholders to change the direction of the company in the event of poor performance. Classified boards preserve the status quo. Lengthening directors' terms of office increases the likelihood that incumbent directors will retain their position, regardless of their performance.

Boards of Directors should be accountable to the shareholders. If management and the board have long-term strategies that serve shareholders best interests, they should have no problem persuading a majority of the shareholders to support them each year and continuity will be preserved. If they do not, they should be replaced - as quickly as possible.

In a world of dynamic competition, the longer it takes to redirect a company plodding down the wrong path, the greater the chance that misguided strategies will cripple, if not destroy, a once competitive enterprise.

Annual election of Trion, Inc.'s Board of Directors is in the best interest of our company's shareholders. We urge you to VOTE FOR THIS PROPOSAL.

Recommendation of the Board Against the Proposal

The Board of Directors firmly believes that a classified board structure strikes the right balance between the need of the Company and the shareholders for continuity and stability and the need for the Board of Directors to be accountable to shareholders.
                                     17
<p>
Board accountability is a function of the selection of responsible, experienced and respected directors and not of whether they serve one or three-year terms. The Company's annual elections at which approximately one-third of the Board is elected provide shareholders the regular opportunity to make a significant change in the composition of the Board, without leaving the Company devoid of experienced and knowledgeable directors.

The Company's Board plays a critical role in strategic planning and corporate policy-making. Substantial prior experience with the business and affairs of the Company is a key factor affecting a director's ability to contribute in these areas. The Company's classified Board structure helps assure stability and an environment in which corporate decision-making can occur deliberately and with insight regarding the Company's business.

A classified board structure, where a majority of the Board at any one time will have prior experience with the Company, is of particular benefit to the Company since virtually all of the Company's executive officers have been with the Company less than five years and the Company otherwise operates with a relatively small staff.

Individuals who will make significant contributions to corporate boards and will agree to serve are increasingly difficult to find. The classified Board helps the Company attract to the Board and retain prominent and well-qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.

As a classified board, the Board can represent more effectively the interests of all of the Company's shareholders, including responding to circumstances created by demands or actions by a minority shareholder or group.

A classified board reduces the possibility of a sudden and surprise takeover of control of the Board. Since the Company's shareholders are entitled to cumulate their votes in the election of directors, if all eight directors were to be elected at one shareholder meeting as proposed, the holders of Common Stock in the range of one-third of the outstanding shares could elect a majority of the Board, based on the likely number of shares which would be voted in a contested election. Eliminating the Company's classified Board could lead to control of the Company by a minority of shareholders, who might have plans or goals for the Company which may not be in the best interests of all shareholders.

The Board of Directors believes that a classified Board best serves the Company, the shareholders and those with whom the Company does business, and accordingly recommends that shareholders vote "AGAINST" this proposal.
                                     18
<p>
                       	INDEPENDENT AUDITORS

The independent auditors selected by the Company for the current fiscal year and the fiscal year ended December 31, 1997, are Ernst & Young LLP, Raleigh, North Carolina, representatives of which will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions at that time.

             	SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Any proposal of shareholders intended to be presented for consideration at the 1999 Annual Meeting must be received no later than November 13, 1998, by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting.

                            	OTHER MATTERS

The solicitation of Proxies is made on behalf of the Board of Directors of the Company and the cost thereof will be borne by the Company. In addition to soliciting Proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit Proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

All Proxies received pursuant to this solicitation will be voted as directed and, if no direction is given, will be voted FOR all nominees named herein and AGAINST the shareholder proposal. Such Proxies will be voted in the discretion of the Proxies on any other matter properly presented at the meeting. Shareholders who execute Proxies may revoke them by giving notice in writing to the Secretary of the Company at the principal executive office of the Company, which notice must be received before the Proxies are voted.


		                               By Order of the Board of Directors,

March 13, 1998                                          C. J. Monsma
                                                          Secretary
                                     19
<p>
ANNUAL MEETING PROXY CARD
PROXY                            TRION, INC.
                                P.O. Box 760
                           Sanford, NC  27331-0760
          This Proxy is Solicited on Behalf of the Board of Directors
          The undersigned hereby appoints Samuel J. Wornom III and Steven L. Schneider, and each of them, Proxies with power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Trion, Inc. held of record by the undersigned at the close of business on March 2, 1998, at the Annual Meeting of Shareholders to be held on April 21, 1998, at 10:00 A.M. (local time) at the Dennis A. Wicker Civic Center, 1801 Nash Street, Sanford, North Carolina, and any adjournments thereof.

The Board of Directors recommends a vote "FOR" all nominees identified in Proposal 1.

1. ELECTION OF DIRECTORS
   - - FOR election as Directors of the         - -  WITHHOLD AUTHORITY
       following nominees identified in              to vote for all nominees.
       the Proxy Statement:
       Hugh E. Carr, Joseph W. Deering and Seddon Goode, Jr.

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided:
______________________________________________________________________________

The Board of Directors recommends a vote "AGAINST" Proposal 2.

2. SHAREHOLDER PROPOSAL
   - - FOR                - - AGAINST           - - ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
                                    (over)
==============================================================================
  - - The undersigned desires to elect voting confidentiality, to the extent applicable under the Trion, Inc. By-laws.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IDENTIFIED IN PROPOSAL 1 AND AGAINST PROPOSAL 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                              Dated:__________________, 1998
                                                Signature
                                                Signature

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.